Exhibit 10.1

2016 EXECUTIVE INCENTIVE COMPENSATION PROGRAM

Program Description

Introduction

You have been selected to participate in the Company's 2016 Executive Incentive Compensation Program (the "EICP"). The EICP was adopted by the Compensation Committee of the Board of Directors of the Company to be effective as of January 1, 2016. The program gives you the opportunity to earn additional cash and stock-based compensation depending on the achievement of financial and individual performance goals in calendar year 2016.

The purpose of this program is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or who are expected to make) important contributions to the Company. Participants do not have any special right to continued employment by the Company because of their participation in this program.

Sterling sets high goals — goals that are designed to encourage key employees like you to exert an extra effort to raise the Company's performance. The EICP is designed to provide you with that incentive, both in the near term and over the course of several years.

The EICP reflects the pay-for-performance philosophy of the Company by linking your opportunity to earn additional compensation to the achievement of Company, operating unit, and individual performance goals.

References in this Program Description to being an employee of the Company or employment with the Company mean an employee of or with the Company or one of its operating units.

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2016 Executive Incentive Compensation Program- [insert name]

Part I

Elements of the 2016 Executive Incentive Compensation Program

EICP Target Amount.

Each participant in the EICP is assigned an EICP Target Amount, which is expressed as a percentage of his or her base salary. Participants do not necessarily have the same EICP Target Amounts. Your EICP Target Amount for 2016 is set forth in Appendix A to this Program Description.

Your EICP Target Amount is the amount that you can earn if 100% of the 2016 financial goal or goals and your individual performance goals are met. The actual payout, if any, may be less than or more than your EICP Target Amount depending on the Company's actual financial results, your operating unit's actual financial results (if you are employed by one of the Company's operating units) and your individual performance during the year measured against the individual performance goals that are set for you at the beginning of the year.

EICP Awards.

Awards under the EICP are payable half in cash and half in shares of the Company's common stock. The shares of common stock are subject to a three-year restriction on their sale or other transfer. The shares are released from those restrictions (that is, the shares vest) at the end of the three-year period as long as you are an employee of the Company at the end of the three-year period. Shares of restricted stock that fail to vest are automatically forfeited and returned to the Company without the payment of any compensation to you.

EICP Performance Goals.

There are three types of EICP goals for participants with operating responsibilities, and two types of goals for participants who do not have operating responsibilities, as follows:

1.	A Company financial goal, which is based on the Company achieving a target level of earnings per share in 2016, which is referred to as the EPS Goal.

2.	An operating unit financial goal, which is based on your operating unit achieving a target level of earnings before interest and taxes in 2016, which is referred to as the EBIT Goal.

3.	Individual performance goals, which are established at the beginning of the year and consist of value–added tasks or projects to be accomplished by you in 2016 that are considered to require an extra or particular effort on your part.

Your EICP Target Amount is allocated among the goals, as follows:

Participant	Company EPS Goal	Operating Unit EBIT Goal	Individual Performance Goals
Operating Unit Participants	25%	50%	25%
Non-Operating Unit Participants	50%	N/A	50%

Calculation of Payouts.

In early 2017, the level of the achievement of the 2016 EPS Goal and the 2016 EBIT Goal will be determined from the Company's financial statements.

The level of the achievement of your individual performance goals will be determined by the manager to whom you report directly, and for some participants, also by a committee of the Board of Directors.

Once the levels of achievement have been determined, the payout for each goal will be determined.

2016 Executive Incentive Compensation Program- [insert name]

1.	Payout for Financial Goals. The payout, if any, for the achievement of financial goals is determined from the following formula:

Your Target Amount times the percent of your Target Amount allocated to the financial goal, times the percent of the financial goal that was achieved in 2016. However, there is a minimum and a maximum achievement level:

—	If the achievement level of a financial goal is below 80%, no payout will be made for that goal.

—	If the achievement level of a financial goal is more than 100%, the payout cannot exceed 120% of your Target Amount allocated to that goal.

2.	Payout for Individual Performance Goals. The payout for the completion of individual performance goals is determined by the percentage of your goals that you complete satisfactorily in 2016. Just as for financial goals, the formula for payout on individual performance goals is —

Your Target Amount times the percent of your Target Amount allocated to individual performance goals, times the percentage of individual performance goals satisfactorily completed. Any positive level of achievement will result in some payout, but there cannot be more than a 100% payout for satisfactorily completing all of your individual performance goals.

Termination of Employment During Calendar Year 2016. In the event that you cease to be an employee of the Company during 2016, your participation in the EICP will be treated as follows:

Reason for Termination	Effect on your Participation in the STIP
For Cause

No payment under the EICP will be made to you if the termination of your employment was for one or more of the following reasons:

a)         You were grossly negligent in the performance of your duties and/or your responsibilities; or you refused to perform your duties and/or responsibilities.

b)         You committed an act of theft or other dishonesty, including, but not limited to an intentional misapplication of the Company's or of any of its subsidiaries' funds or other property.

c)         You were convicted of any other criminal activity (other than a traffic violation or minor misdemeanor).

d)         You participated in any activity involving moral turpitude that is, or could reasonably be expected to be injurious to the business or reputation of the Company.

e)         You used alcohol immoderately and /or used non-prescribed narcotics that had the effect of adversely and materially affecting the performance of your duties.

f)          You committed a material breach of a Company policy.

Your Resignation	No payment under the EICP will be made to you.
Without Cause, Permanent Disability, Death or Retirement (as defined by the Compensation Committee )

The incentive compensation that you would have earned, if any, had your employment not terminated, based on the level of achievement of the financial goal or goals at the end of 2016, and assuming that you had completed all of your individual performance goals satisfactorily, will be multiplied by — a fraction, the numerator of which is the number of days in 2016 that you were an employee of the Company, and the denominator of which is 366.

The resulting incentive compensation, if any, will be paid to you or your personal representative, as the case may be, when other participants are paid, except that any incentive compensation payable in restricted stock will be paid in cash.

2016 Executive Incentive Compensation Program- [insert name]

Part II:

Other Terms of the 2016 Executive Incentive Compensation Program

Administration of the Program. The EICP is administered by the Compensation Committee of the Board of Directors. Among other things, the Committee determines those employees who are eligible to participate in the program, the participants' Target Amounts, and the goals and other performance measures. In early 2017, the Committee will determine whether and to what extent the financial goals, and for certain participants the individual performance goals, and other performance measures, have been met.

The Committee will correct any defects, supply any omissions, and reconcile any inconsistencies in the program or in any award made under the program in the manner and to the extent it believes necessary or advisable to implement the program.

Taxes & Tax Consequences.

1.	Any payout under the EICP will be made in the first quarter of 2017, but no later than March 15, 2017.

2.	Payouts to you under the EICP are treated as 2017 supplemental income for federal income tax withholding purposes. The Company is currently required to withhold 25% of the cash payout amount plus Social Security and Medicare taxes on the payout.

3.	Payouts may also be subject to state income tax withholding, and to any garnishment, levy or other wage withholding order affecting you.

4.	Payouts are not eligible for deferral into your Company 401(k) account.

The Company's Claw-Back Policy. The Company's Claw-Back Policy applies to any payments made under the EICP. A copy of the Claw-Back Policy is attached as Appendix B to this Program Description. Please read it. It affects any incentive compensation (cash or stock) that was paid to you if the Company subsequently, for whatever reason, restates the financial statements on which all or a portion of that incentive compensation was based.

Change of Control. A "Change of Control" of the Company is defined in the Company's Stock Incentive Plan, and generally refers to an acquisition of the Company or a large portion of the Company through acquisition of shares of the Company's common stock, acquisition of assets of the Company, a merger or the like. If there is a Change of Control while restricted stock issued to you under the EICP is still outstanding, it will vest in full.

Governing Law. The provisions of the EICP are governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to any of its conflicts of law provisions.

Compliance with Section 409A of the Code. The Company intends that the EICP either (a) complies with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder; or (b) is excepted from the provisions of Section 409A. As a result, the Company has the right to amend the EICP in order to cause them to be in compliance with Section 409A or to qualify for being excepted from the provisions of Section 409A, and to take any other actions to achieve that compliance or exception.

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2016 Executive Incentive Compensation Program- [insert name]

[Insert Name] — Appendix A

Your Key Numbers for the 2016 Executive Incentive Compensation Program

Financial Goals:	The 2016 Company EPS Goal:	$____ (TBD) __ per share
	Your Operating Unit 2016 EBIT Goal:	$____ (refer to your approved budget)

Your 2016 Base Salary ($)	Your EICP Target Amount Percent — Dollars	Your EICP Target Amount EPS Goal Allocation Percent — Dollars	Your EICP Target Amount EBIT Goal Allocation Percent — Dollars	Your EICP Target Amount Individual Performance Goals Allocation Percent — Dollars

Your individual performance goals will be set forth on the form developed for that purpose by the Human Resources Department.

A change in your base salary during 2016 will not affect your Target Amount.

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2016 Executive Incentive Compensation Program- [insert name]

Appendix B

Sterling Construction Company, Inc.

Claw-Back Policy

1.	It is the policy of the Company that the amount of any bonus or other incentive compensation (together, "Incentive Compensation") that has already been paid to an employee of the Company (either in cash or in common stock of the Company, or both) that was based on financial statements that are subsequently restated shall, if necessary, be adjusted either by repayment by the employee to the Company or by making an additional payment to the employee so that the employee will have received no more and no less than the amount that he or she would have received had the financial statements been restated before the amount of the Incentive Compensation was determined.

2.	If as a result of the restatement, the Incentive Compensation is shown to have been —

(a)	Overpaid, the recipient shall return the amount of the overpayment within sixty days of a written demand therefor by the Company.

(b)	Underpaid, the Corporation shall pay the amount of the underpayment within thirty days of the completion of the restatement.

3.	In the event that any repayment by an employee under this policy involves the re-conveyance to the Company of shares of common stock that have been sold by the employee, the proceeds realized from the sale shall be repaid to the Corporation. If the shares shall have been otherwise transferred, or shall have been pledged or encumbered, the employee shall convey to the Company either —

(a)	The market value of such shares at the date of such transfer, pledge or encumbrance or at the date the demand for repayment is made, whichever is higher; or

(b)	Shares of common stock of the Company having such market value.

4.	Any payment and/or conveyance of shares to the Company under this policy shall be made whether or not the employee required to make the payment or conveyance was culpable with respect to the error, event, act or omission that caused the restatement to be made, but nothing in this policy shall be construed to prevent the Company from pursuing other remedies against the employee if the Company determines that he or she was in fact culpable in any respect.

Adopted by the Board of Directors on January 18, 2011

2016 Executive Incentive Compensation Program- [insert name]